Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, President and CEO Alfred L. LaTendresse, EVP and CFO RTW, Inc. (952) 893-0403
RTW, Inc. Shareholders Approve Merger with Rockhill Holding Company
Minneapolis, Minnesota — December 10, 2007 — RTW, Inc. (“RTW”) (Nasdaq: RTWI), announced today that at a special meeting of shareholders held today, shareholders of RTW approved the Agreement and Plan of Merger dated September 20, 2007 under which Rockhill Holding Company (“Rockhill”) agreed to acquire all outstanding shares of RTW stock for $12.45 per share in cash, in a transaction valued at approximately $67.6 million.
RTW and Rockhill have each been notified by the Federal Trade Commission that it has granted early termination of the Hart-Scott-Rodino review of the transaction. RTW and Rockhill have also received an indication of preliminary approval of the transaction from the Minnesota Department of Commerce, subject to approval of the merger by the shareholders of RTW, which has now occurred. The proposed transaction remains subject to closing conditions including, among other things, the accuracy of RTW representations, RTW’s continued compliance with business and financial covenants, and the execution of employment contracts.
RTW indicated that the parties currently anticipate the transaction to close during the week of December 17, 2007.
About Rockhill Holding Company
Rockhill Holding Company is a Kansas City based insurance holding company writing specialty property and casualty business through its two insurance company subsidiaries, Rockhill Insurance Company and Plaza Insurance Company.
About RTW
RTW, Inc., based in Minneapolis, Minnesota, is a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs. RTW provides these services, primarily directed at workers’ compensation to: (i) employers insured through its wholly-owned insurance subsidiaries, American Compensation Insurance Company (“ACIC”) and Bloomington Compensation Insurance Company (“BCIC”); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. RTW developed two proprietary systems to manage disability and absence: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. RTW supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota and Colorado. In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings nationally. RTW’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq Global Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
Safe Harbor Statement
     Some of the statements made in this News Release, as well as statements made by RTW in periodic press releases and oral statements made by it to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause RTW’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Statements about RTW’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties. These and other risk factors are discussed in RTW’s Report on Form 10-K for the year ended December 31, 2006 and from time-to-time in its other filings with the Securities and Exchange Commission. In addition to these factors, forward-looking statements in this press release are subject to: (i) the ability of RTW and Rockhill to obtain the remaining required regulatory approvals needed for consummation of the merger; and (ii) customary closing conditions.
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